Exhibit 15.1

KPMG Auditores Independentes	Central Tel	55 (21) 3515-9400
Av. Almirante Barroso, 52 — 4º	Fax	55 (21) 3515-9000
20031-000 — Rio de Janeiro, RJ — Brasil	Internet	www.kpmg.com.br
Caixa Postal 2888
20001-970 — Rio de Janeiro, RJ — Brasil
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-139459) on Form F-3 of Petróleo Brasileiro S.A. — Petrobras of our report dated March 14, 2008, except for Note 26(b), as to which the date is April 30, 2008 with respect to the consolidated balance sheets of Petróleo Brasileiro S.A. — Petrobras (and subsidiaries) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 combined annual report on Form 20-F of Petróleo Brasileiro S.A. — Petrobras and Petrobras International Finance Company and to the reference to our firm under the heading “Experts” in the prospectus.
Our audit report covering the December 31, 2007 consolidated financial statements refers to the adoption of the recognition and disclosures providion of FASB Interpretation No. 48, accounting for uncertainty in the income taxes, an interpretation of FASB statement 109 (FIN 48), as of January 1, 2007.
/s/ KPMG Auditores Independentes
KPMG Auditores Independentes
Rio de Janeiro, Brazil
May 15, 2008

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International, uma cooperativa suíça.	KPMG Auditores Independentes is a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative.